PT. II



    Preliminary OFFERING CIRCULAR
Cover Page
In accordance to Regulation Form 1-A



WEB DEBT SOLUTIONS, LLC	WBSO
4812 CRUSE RD
HOUSTON, TX, 77016

WWW.WEBDEBTSOLUTIONS.COM

06/15/2016




Item 1:

(a)	WebDS is the established name and logo
used by for New York Stock Exchange and
NASDAQ for Web Debt Solutions, LLC. A company
which is seeking to offer equity to
shareholders and the public as an Initial Public
Offering at a rate of $49.00/share.
      (h)	Risk factors section is listed as
follows: Table of Contents




      (i)	The approximate day of commencement of
proposed sale to the public is July
20th, 2016.
      (j)	 As stated in Part I, item 4 that 5
million securities at a per security of $49 being offered by issuer (WEB DEBT SOLUTIONS, LLC), brings the product to a total offering of $245 million. Amendments were made to continue to be eligible for the FORM 1-A was to reduce the amount of securities from 5 million to
408,613 to bring the total amount of the offering to $20 million.


TABLE OF CONTENTS



1.	Cover Page	Part II	Item 1	First Page

2.	Table of Contents	Part II	Item 2
Second Page



3.	Summary and Risk Factors




Part II	Item 3	Third Page



4.	Dilution	Part II	Item 4
Fourth Page

5.	Plan of Distribution and Selling
Security Holders
Part II	Item 5	Fifth Page

6.	Use of Proceeds to Issuer
Part II	Item 6	Sixth Page

7.	Description of Business Part II	Item 7
Seventh Page

8.	Description of Property Part II	Item 8
Eighth Page

9.	Management's Discussion and Analysis of
Financial Condition and Results of Operations
Part II	Item 9	Ninth Page

10.	Directors, Executive Officers and
Significant Employees
Part II	Item 10	Tenth Page

11.	Compensation of Directors and Executive
Officers
Part II	Item 11	Eleventh Page

12.	Security Ownership of Management and
Certain Security holders
Part II	Item 12	Twelfth Page

13.	Interest of Management and Others in
Certain Transactions


14 Securities Being Offered

15. Part F/S
Part II
Part II
Part II
Item 13

Item 14

Item 15 Subsection: (a)
Thirteenth Page
Fourteen Page
General Rules



Fifteen Page

16. Financial Statements for Tier 1 Offerings

Part II
Item 15:
Subsection: (b)
Sixteenth Page

17. Index to Exhibits


Part III

Item 1

Seventeen Page
18. Description of Exhibits
Part III
Item 17

Eighteenth Page

19. Signatures

Part III



Last Page


Summary and Risk Factors

(a)



The Primary Goal in offering the Initial Public
Offerings under Tier 1 Offerings is to
raise working capital to expand and grow business to lead the industry. Being that this is the first Tier 1 being offered as an IPO for Web
Debt Solutions, LLC, the time frame
would be one year in getting the funds raised for Company.
(b)

1.	The industry of Debt Collections is
considered "high risk" but Web Debt
Solutions, LLC has been able to overcome all obstacles and stand as the startup company from 2014 to 2016 to generate revenues.
Though this is a risk factor,
Web Debt Solutions, LLC has hundreds of clients worldwide that even having
15,000,000 shares available for purchase would not be enough. It was noted that in Form 1-A at Item 3, it was checked both of the boxes regarding "bad actors". This mark was corrected to only have the first box checked in regards to "bad actors" stating: Check this box to certify that, as of the time of this filing, each person described in Rule 262 of Regulation A is either not disqualified under that rule or is disqualified but has received a waiver of such disqualification. Revisions have been made to correct this. Revisions to the filing have been made to include risk factors that make this offering speculative or substantially risky. Being that the field of practice is Debt Collections in the Financial Services sector makes this,
One: a "risky" field for many businesses and investors. Second, the Debt
Collection field is a $500-Billion-dollar industry and only 3% of the companies worldwide make up 90% of this percentage.
That alone makes Web Debt
Solutions, LLC a high risk company being that for the last 2 years the average net revenues have exceeded over $450,000,000 putting the company in the top 10% of the leading industry.
It was stated incorrectly that "the only risk that could never become an issue for Web
Debt Solutions, LLC would be the expense of going
 forward in becoming a public
company." There are no risks associated with the expenses of the company possibly going public, and revisions have been made to remove this from the offering
statement.




ITEM 4

DILUTION


It was stated that the price of the securities is $49, and a portion of the aggregate offering price attributable to securities being offered on behalf of the Web Debt
Solutions, LLC is $10 and the portion attributable to securities offered on behalf of selling security holders is $3 for a total offering of $13.
This total is below the per security price referenced above. This was corrected to disregard any aggregated offering price attributable to securities being offered on behalf of Web Debt Solutions, LLC. There is no aggregated offering price. Revisions have been made to remove the $10 an and the $3.
Amendments have been made in regards to offerings being made in several states through underwriters. Underwriters are not being used in any portion of this offering therefore is has been
revised to remove the indication that there are securities being offered in any state through underwriters as required by Form 1-A. 12.
There will be Preemptive Rights Protection to help protect those who purchase and have ownership with the company. A preemptive right is a privilege that may be extended to certain shareholders
of a corporation that grants them the right to purchase additional shares in the company prior to shares being made available for purchase by the general public in the event of a seasoned offering, which is a secondary issuing of stock shares. A preemptive right, also referred to as preemption rights, anti-dilution provisions or subscription rights, is written into the contract between the stock purchaser and the company, although a few states grant preemptive rights as a matter of law unless specifically negated in a company's articles of incorporation.






Item 5

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS


(g)

A more in depth description of how the price within the groups of purchasers will be determined are:
Of the 408,163 shares to be issued, 5% or 20,430 will be set aside exclusively for the Board of Directors to make a purchase per share at $35 each and the other 95% or 388,183 will be for the public and will be available for purchase at a set price of $49.
The shares made available for public will be listed on the World Wide Stock Exchange using NASDAQ.

A comparison of the public contribution under the proposed public offering and the average effective cash contributions of the company's affiliates will be as follows:
Public Contribution- 388,183 shares available @
$49/share will be $19,020,000 as
compared to the company's affiliates- 20,430 shares available @ $35/share will be
$715,050.




Item 6

Use of proceeds to issuer

The principal purpose for which the net proceeds
 to the issuer from the securities to be
offered are intended to be used for:	approximate
amount
1.	Expansion and to open new offices worldwide
$5,000,000 to $8,000,000

2.	New Start Ups/Subsidiaries	$2,000,000
to $3,000,000

3.	Advertising and Marketing	$1,500,000

4.	To better trade on a larger scale
$2,000,000

5.	% to be distributed to Company owner and affiliates
	$2,000,000







And the remaining will be put in a interest bearing
 account an equity account for Web
Debt Solutions, LLC.



Item 7

Description of business

      The term 'Collection Agency' is defined as a business that pursues payments of debts owed by individuals or businesses. Most collection agencies operate as agents of creditors and collect debts for a fee or percentage of the total amount owed. There are
many types of collection agencies. First-party agencies are often subsidiaries of the original company the debt is owed to. Third-party agencies are separate companies contracted by a company to collect debts on their behalf for a fee. Debt buyers purchase the debt at a percentage of its value, then attempt to collect it. Each country has its own rules and regulations regarding them. Web Debt Solutions, LLC will operate primarily as a third party agency, but will also act as a first party agency for clients who do not
perform in-house collections but have not charged off
 debts of a customer or business.
Debt buying will also be performed in the event client is offering portfolios for sale for a percentage or fee to relieve them from the duty of being a beneficiary of the debtors account or invoice. Due to industry market every changing in accordance to economic development, the company will be safe to generate revenue and sales despite a recession or a surplus economic state. In collections, it is a necessary for all clients, vendors, and customers due to world of "Credit." Credit is the trust which allows one party to provide money or resources to another party where that second party does not reimburse the first party immediately (thereby generating a debt), but instead arranges either to repay or return those resources (or other materials of equal value) at a later date. The resources provided may be financial (e.g. granting a loan), or they may consist of goods or services
(e.g. consumer credit). Credit encompasses any form of deferred payment. Credit is extended by a creditor, also known as a lender, to a debtor, also known as a borrower.
       The proposed approach in getting this
done would be: Negotiating the contract
terms with client, fees between vendor and client will be due 10 days upon an agreed and signed contract. Once the transmission of accounts/ invoices are sent, then the accounts/invoices will then be sent to the IT and COO and "scrub" the accounts for new contact information. Being that these are student loan accounts and Perkins cohort
accounts these will be the basic operations would
 be for the company's sales team or the
CEO to establish contact with a potential client.
 Upon establishing a business
relationship and interest of all agreeable parties, a NDA or Non-Disclosure Agreement
(better known as a confidentiality agreement) is
 signed by all interested parties. This
creates a confidential relationship between the
 parties to protect any type of confidential and proprietary information or trade secrets. As such, an NDA protects nonpublic business information. The collections attorney will oversee this entire process until the
receipt of accounts from person(s) or businesses to the company for collections on debts.
Once terms of a contract are established, potential client may or may not request an onsite visit to ensure securities and other precautionary measures are met upon
placements of accounts. If this is required, a meeting with the executive officers, IT's, managers, and attorneys will take place with potential client to get all interested parties better acclimated in order to proceed with agreed terms of contract. Terms of contract
will vary depending on client, needs, time, date, number
 of placements, and other
variables that will customize the contract with all
 interested parties with the company.
The collection attorney will oversee this process, draft, and approve contracts with clients, their attorney (if applicable), and executive officers of Web Debt Solutions, LLC.
Upon signatures of all interested parties, transmissions
 of funds for the fee company will
charge (if applicable) must be received before the
 recovery process can start. If in the
event the agreement is for debt purchase, the amount
 that was agreed and approved by all
interested parties will be transmitted to person(s) or
 business that is relinquishing debts
for purchase. If the contract is for contingency work,
 the accounts will be transmitted in
an approved manner that will be compatible with agreed parties technical support and software. Information(s) will be loaded unto company's database whether contingent or
purchased inventory. This will be done by IT's, then a "scrub" will be performed to update debtor(s) information to ensure proper methods of reaching parties are performed
at a high rate of contact. Then upon approval of executive
 management, the inventory are
sent letters according to the laws of each debtor(s) state for validation of debt and disputes. Once completed, in accordance with federal, state, and local laws and
regulations, the company will send letters to have customers and consumers validate the debt with 30 days to do so. After 2 days after the letter has gone out, the inventory is then distributed to collectors according to knowledge, skill, and type of products.
      Work plan: Highly trained and acknowledgeable staff have worked with secured and unsecured loans these along with overdraft bank accounts with major banks and credit union such as Navy Credit Union, Wells Fargo, and Bank of America. Also
understanding that procedures between credit unions
 and banks vary and have
specialized collectors in only one field or the other working credit unions or banks.


      To have a manual team dedicated in working strictly to collect on secured, unsecured loans, overdraft bank accounts, judgements, liens, bankruptcies, credit cards, and auto deficiencies sets us apart from so many agencies who will have their collectors
working multiple portfolios at one time unable to specialize in what clients request from both credit union members and the vendors collecting for them. They will adhere to specific guidelines of the client (AERO Federal Credit Union), the company, the interstate laws, and compliance in the recovery of the accounts/invoices. Accounts will
be called be called daily, weekly, and monthly per what
 is permitted by law and per
client regulations. The balance in full will always be
 demanded first. A letter will follow
10 days out upon validation of debt demanding balance
 in full. The 'Balance in Full'
letters will follow every 20 days out. Once contact is
 made with the consumer then will
be demanded, if it cannot be reached then a complete
 assessment will be taken by
collector about the debtor's finances. Upon review a determination will be made if debtor has means of paying account in full at that time or over a period of time. A payment arrangement can be made if that is the best arrangement that can be made for the debtor.
If a settlement is requested, it must be approved by management and must be in compliance with client guidelines.

      The methodologies employed to conduct for these collection services are:
      Negotiating the contract terms with client, fees between vendor and client will be due 10 days upon an agreed and signed contract. Once
 the transmission of
accounts/invoices are sent, then the accounts/invoices
 will then be sent to the IT and
COO and "scrub" the accounts for new contact information.
 Being that these are student
loan accounts and Perkins cohort accounts these will be the basic operations would be for the company's sales team or the CEO to establish contact with a potential client.
Upon establishing a business relationship and interest of
 all agreeable parties, a NDA or
Non-Disclosure Agreement (better known as a confidentiality
 agreement) is signed by all
interested parties. This creates a confidential relationship between the parties to protect
any type of confidential and proprietary information or trade secrets. As such, an NDA
protects nonpublic business information. The collections
 attorney will oversee this entire
process until the receipt of accounts from person(s) or
 businesses to the company for
collections on debts. Once terms of a contract is established, potential client may or may not request an onsite visit to ensure securities and other precautionary measures are met
upon placements of accounts. If this is required, a meeting with the executive officers,
IT's, managers, and attorneys will take place with potential client to get all interested
parties better acclimated in order to proceed with agreed terms of contract. Terms of contract will vary depending on client, needs, time, date, number of placements, and
other variables that will customize the contract with all
 interested parties with the
company. The collection attorney will oversee this process,
 draft, and approve contracts
with clients, their attorney (if applicable), and executive
 officers of Web Debt Solutions,
LLC. Upon signatures of all interested parties, transmissions of funds for the fee
company will charge (if applicable) must be received before
 the recovery process can
start. If in the event the agreement is for debt purchase, the amount that was agreed and approved by all interested parties will be transmitted to person(s) or business that is relinquishing debts for purchase. If the contract is for contingency work, the accounts
will be transmitted in an approved manner that will be compatible with agreed parties technical support and software. Information(s) will be loaded unto company's database
whether contingent or purchased inventory. This will be done by IT's, then a "scrub" will be performed to update debtor(s) information to ensure proper methods of reaching parties are performed at a high rate of contact. Then upon approval of executive management, the inventory is sent letters according to the laws of each debtor(s) state for
validation of debt and disputes. Once completed, in
 accordance with federal, state, and
local laws and regulations, the company will send letters to have customers and consumers validate the debt with 30 days to do so.
After 2 days after the letter has gone
out, the inventory is then distributed to collectors according to knowledge, skill, and type of products. Accounts will be worked manually by collectors meaning they will physically call debtor(s) for collecting of the accounts.
 Accounts will be called be called
daily, weekly, and monthly per what is permitted by law and per client regulations. The balance in full will always be demanded first. A letter will follow 10 days out upon validation of debt demanding balance in full. The Balance in Full letters will follow
every 20 days out. Once contact is made with the consumer
 then will be demanded, if it
cannot be reached then a complete assessment will be taken by collector about the debtor's finances. Upon review a determination will be made if debtor has means of
paying account in full at that time or over a period of time. A payment arrangement can be made if that is the best arrangement that can be made for the debtor. If a settlement is
requested, it must be approved by management and must be in compliance with client guidelines.


The collection agency industry is highly competitive
 with over 120,000 agencies and
people working in the industry. Demand for collections services is driven by the volume of financial transactions and by the health of the economy.
The profitability of individual
companies depends largely on efficiency of operations.
Large companies enjoy
economies of scale in their ability to buy receivables
 portfolios. Small companies can
compete successfully by providing superior customer
 service. The US industry is
fragmented: the 50 largest companies account for about
 45 percent of revenue.
Some key competitors in the industry that the company would be up against are: Major companies include Encore Capital Group, GC Services, iQor, NCO Group, Portfolio
Recovery Associates, and STA International (all based in the US) as well as First Collect
International (UK) and NTT Finance (Japan). Given the fact that the owner of the company, Stephanie Izevbizua, has worked for 3 of the top 50 major competitors in the collection agency industry for over 13 years, Web Debt
 Solutions, LLC has an 'upper
hand' as far as customer satisfaction, well balanced
 agency, that can provide a long and
sturdy client base coming from all backgrounds, nationalities, and countries to sustain the company for years to come.
      The main operations: The company's primary duty as a collection agency is to recover and collect delinquencies from debtors and businesses that would be deemed non
collectable by client, vendor, or any person(s) or businesses that extends any form of credit, and to purchase any debts by person(s) or business that offers accounts for sale to relieve original creditor duties of recovering debts.



Item 8


Description of Property




The first official office was opened in March 13, 2015 in
444 W Lake St SUITE #305
CHICAGO, IL, 60606.

A sophisticated exterior and interior design will
 complement the extraordinary views of
the Chicago River, Wacker Drive and the Chicago
Central Business District. The project
includes 1.5 acre landscaped plaza, park & and river
 walk along the Chicago River.
Convenient access to public transportation with access to two METRA Train Stations, multiple bus routes and CTA elevated lines.
Amenities include a caf, 24-hour lobby
security desk, conference center, fitness center,
 and a 24-hour ATM. Underground
Parking available on three levels with 24/7 access for 160 cars. Registered with U.S.
Green Building Council and is pre-certified LEED-CS
 Gold.
With close to 25,000 sq feet of space this allows for a full call center space that holds over 200 employees. For now about 10,000 sq feet of the space has been utilized, thus the reason for the Tier 1 Offering so that the office and business can expand and bring in more clients, employees, and customers.



Item 9





Management's discussion and analysis of
financial
condition and results of operations


(a)




Being that Web Debt Solutions, LLC started in
2014 with the owner already 15 years in
the industry, the company started off in a
gross profit from the 1st   and 2nd month.
Originally starting up doing debt purchasing and 3rd party collections for some of the major and minor clients such as: Regions Bank,
 Yonkers Teachers Federal Credit Union,
and Centura Urgent Care. Working in an industry
 that has a mixture of many forms of
issuance of credit, collecting debt on delinquencies
 can prove to be a task depending on
the type of client, age, amount, and other specific factors. With this, it changes the sales that come in, revenues produced, and of course affects the operations of the company
from year to year. To get a better understanding of the company from an investors point of view: The operations of the company, Web Debt
Solutions, LLC is one to be quite
diverse and detailed to explain the full operations from start to finish from each department in making up the whole of the collection agency. The collection attorney,
which a necessity to act as a legal representation
 to ensure that the company is protected
in a legal manner, ensuring that company is safe
 free from all forms of litigation and fines from the interstate commerce, clients, vendors, and customers. In the event a mishap takes place, the attorney will represent the company in taking action to keep fines, costs, losses, disputes, or damages against the company to minimum. Due to regulatory laws ever changing, the company's collection attorney will safeguard and continually update company is regards to these changes, and interacting with compliance manager ensuring every employee of the company is tested and certified that they are knowledgeable and adhere to the changes of rules, laws, and regulations.


      Per the Annual income statement from 2014 and 2015, the revenues increased from the very beginning of Web Debt Solutions. LLC.
 The revenues grossed in 2 months
alone was over $3,643,000. Being that the owner has
 15 years of experience in the
industry, the move from another company to a start up with the continuance of clients and customer base made it fairly smooth to transition over.
Being that the company is 1st, 3rd. party and also does debt purchasing and a startup, Web Debt Solutions, LLC has some liquid
able assets that has a valuation will
over $15,000,0000. In terms of short term liquid
ability, having equity stock with the
company can and will generate more revenue and
help increase the value of the company.
(d)	The biggest trend right now with the company
is that in the last quarter, more clients tend to drop more business, making the last quarter usually the highest months of revenues generated.
Item 10




DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT
EMPLOYEES



NAME:
POSITION:
AGE:
TERM OF

OFFICE
Approximate

hours per week for
part-tiime
emplouees



EXECUTIVE





1. DIRECTOR





1. 31





1. 4 YEARS





FULL TIME (75

OFFICERS:





1.STEPHANIE





IZEVBIZUA

OWNER/CEO/CFO/COO
DIRECTOR



HOURS/WEEK)


2. ELIZABETH



2.43


2. 4 YEARS


PART

ROSE

2.ACCOUNTANT



TIME/FULL


DIRECTOR



TIME (35-45





HOURS//WEEK)




3. DIRECTOR





PART

3.MARIAH


3. 54

3.3 YEARS

TIME/FULL

WELLINGTON




TIME (35-45





HOURS/WEEK)
DIRECTORS:



ALL OFFICERS





ALL OFFICERS





ALL
OFFICERS





ALL
OFFICERS





ALL OFFICERS








SIGNIFICANT

EMPLOYEE:



1.CHRIS DEAN







1.DIRECTOR/
GENERAL MANAGER
FOR SALES AND
MARKETING







1. 42







1. 3 YEARS







1.PART
TIME/FULL
TIME (30-45
HOURS/WEEK)


1.	STEPHANIE IZEVBIZUA started the company in
Dec. 2012 but made it an LLC in Feb 10, 2014. She
is the CEO and Owner of Web Debt Solutions, LLC.
*	-Has worked directly with American Express,
Bank of America, Chase, and Wells Fargo.

*	-Has lifted a company that only grossed
$4 million a month to over $20 million a month in 5
years.
*	-Contracted a multi million dollar deal
with the largest oil company in Texas in 1 month.




2.	Elizabeth Rose started working for Web
Debt Solutions in Dec of 2012. Being she is a certified accountant, she became the company's
ACCOUNTANT to oversee all financial
transactions between the company and clients.


*	Prepared federal and state tax returns for
over 200 of Individuals, 30 of partnerships, and 25 of
corporations annually
*	Researched inbound international tax issues
for clients, such as NRA investment for US
properties
*	Worked on compilation and review reports
including compiling financial statements
*	Performed an operational audit of internal
control resulting in improved controls and operating efficiencies


3. Mariah Wellington started working for Web Debt
Solutions, LLC in Oct. of 2013 and
quickly became the DIRECTOR running the operations of the company on a quicker and resourceful scale.

*	Focused leader, recognized for delivering
superior results.
*	Well qualified executive with over 20 years
of experience managing high level
corporate operations.
*	Articulate communicator, capable of building
lasting relationships with senior
management of clients, partners and vendors.
*	Visionary, with track record for finding
innovative ways to grow revenue and
increase margins.
*	Experienced in the negotiation of high level
contracts.
*	Well versed in presentations, accustomed to
addressing clients, vendors, partners,
shareholders and corporate board of directors.
*	Managed multi-million dollar budgets with
full P&L responsibility.




4. Chris Dean started working for Web Debt Solutions,
 LLC in Feb 2014 right when the
office launched. Being highly knowledgeable in sales, marketing, and a background knowledge of debt collections, he has proven by driving up revenues over the last 4 quarters above expectations.

*	Advanced through a series of promotions,
culminating in oversight of group copy
division and 6-member creative team.
*	Created concept and copy for journal ads,
 direct mail campaigns and sales
collateral for diverse clients and projects.
*	Selected Accomplishments:
o	Served as primary copywriter on advertising
campaigns for multimillion-
dollar accounts and successful product launches.
o	Assumed a lead role in pitch team meetings
due to strengths in presentation
and negotiation skills, and helped close major
accounts ($500K to
$1M+ initial contracts).
o	Generated campaign response-rates of between
 6% and 8% (up to 4 times the
industry average).

ITEM 11




COMPENSATION OF DIRECTORS AN EXECUTIVE OFFICERS



NAME
CAPACITIE
S IN WHICH
COMPENSA
ION WAS
RECEIVED(
CEO
DIRECTOR)
($)
CASH
COMPENSATI
ON

($)
OTHER
COMPENS
ATION

($)
TOTAL
COMPENSATION

($)
1.STEPHANIE
1. $9,680,000
1. $7,260,000
1. $2,420,000
1. $9,680,000
IZEVBIZUA






2.ELIZABETH




ROSE
2. $1,694,000
2. $480,000
2. $125,000
2. $2,299,000


3. MARIAH


3 $2,170,000


3. $350,000


3. $200,000


3. $2,720,000
WELLINGTO




N
















*the average for bonus and commissions for 2014/2015

The compensation that is listed above in the table shows what each executive officer made as an average in 2014 and 2015 as a bonus and commissions.
 The salaries for each officer are broken down into:

1. CEO-$400,000

2. CFO- $250,000

3. COO- $250,000

4. GENERAL MANAGER/DIRECTOR $125,000


Doing this Tier 1 Offering would slightly increase bonuses across the board depending on how well the IPO's sell, though the % would only increase by 0.00250.




ITEM 12


SECURITY OWNERSHIP OF MANGEMENT AN CERTAIN
SECRURITY HOLDERS




EXECUTIVE OFFICERS and directors as a group, inially naming each director officer who

(1)	All beneficially owns more than 10% of any
class of the issuer's voting
securities:

(a)	Stephanie Izevbizua




TITLE
OF
CLASS
NAME AND
ADDRESS
OF
BENEFICIAL
OWNER(1)
AMOUNT
AND
NATURE OF
BENEFICIAL
OWNERSHIP
AMOUNT AND
NATURE OF
BENEFICIAL
OWNERSHIP
ACQUIRABLE(2)
PERCENT
OF
CLASS (3)
CLASS A
STEPHANIE
IZEVBIZUA
4812 CRUSE ST
HOUSTON, TX
77016
$20,000,000

Tier 1
Offering
$20,000,000

Equity/Stocks
100%







Item 13




INTEREST OF MANGAGEMENT AND OTHERS IN CERTAIN
TRANSACTIONS




(a) Some of the transactions and current proposed transactions during We b Debt Solutions, LLC last two completed fiscal years which the issuer has amounts that exceeds $50,000 would be

 1.	The start up cost for the Web Debt
Solutions, LLC- $2,700,000


(1a) STEPHANIE IZEVBIZUA- OWNER AND CEO

2.	Supplies and furniture for Web Debt
Solutions, LLC- $1,500,000

3.	The Company Property-$1,500,000

4.	Filing fees and taxes- $36,687,200
(1a)
Item 14

SECURITIES BEING OFFERED




(a) Capital stock (equity) is being offered for the Tier 1 Offering. The title of the class is Class A
Mutual Funds Share.

(i)	Dividend rights- @ the time of closeting
dates prior to distribution, shareholders must have acquired shares of 25% of acquired stock (12.50)/dividend for 2 years

(ii)	voting rights- corporate actions or issuance
cannot disparency reduce or restrict the vote right of existing shareholders given to existing shareholder.

(iii)	he Liquidation rights is to have the rights to
liquidate or sell equities or shares not to exceed
60% of current price.

(iv)	Preemptive rights- are for shareholders: it
will protect them from dilution and give rights to dividend and voting power.

(v)	The Conversions Rights- which will be given to
shareholders also refers to the shareholder's ability to convert the preferred shares into common shares.
Conversion rights are important as
they affect the calculation of other rights of shareholders.
 Most calculations use the number of
outstanding shares "on an as-converted basis".

(vi)The redemption provisions will happen when the corporation can forcibly call the shares for cash. Call provisions include the call date, which is the first date on which the corporation can redeem the shares.

(viv) The sinking fund provision allows shareholders repay funds that were borrowed through a bond issue.

(viii)	the liability to further calls or to
assessment: N/A


(ix)	any classification of the board of Directors,
and the impact of classification where
cumulative voting is permitted or require. The top priority in decision making not necessarily applicable.

(x)	restrictions on alienability of the securities
being offered: N/A

(xi)	any provision discriminating against any
existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities: N/A

(xii)	rights of Holders that may be modified
otherwise than by a vote of a majority or more of the shares outstanding, voting as a class: N/A





PART III


INDEX OF EXHIBITS/ITEM 17



A. UNDERWRITING AGREEMENT.............	Item 5	Page 4
(none used- n/a)

B. Charters and Bylaws..............
Item 14
Page 16

C. Instruments defining the Rights of
Security Holders...........


Item 14


Page 16

D.	Subscription Agreement
 (upon purchase of securities of this offering
Shareholders agree to the following:
1.	Terms and conditions of issuers Req. for
Purchase
2.	Fees/int. associate with purchase
3.	Unless buying in bulk agree to be shareholder
Without having major own share with company)........
Item 14	Page 16

E.	Voting Trust Agreement
(The voting Trust agreement is for all shareholders
Of WEBDS that have a minimum of 1% equity Web
Debt Solutions, LLC or more. This agreement allows all
Share Holders to:
1.	Call general meeting
2.	to create a unified block of votes
3.	Help resolve conflicts of interest
................	Item 14	Page 16

F.	Material Contract..............	Item 10, 14
Page 11, 16



G.	Plan of Acquisition, Reorganization, Arrangement,
Liquidation, or Succession.................
Item 9
Page 11, 12

H. Escrow Agreements..........

Item 9

Page 9, 10

I. Letter re change In Certifying Accountant......

Item 9

Page 9

J. Power of Attorney..... N/A



K. Consents..........	N/A



L. Opinion le Legality...........

Item 5

Page 6

M. "Testing the Waters" materials.......

Item 5

Page 6

N.	Appointment of agent for service of process.
....... N/A

O.	Additional Exhibits.......	N/A